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December 12, 2016 The Right Strategy to Create Long-Term Stockholder Value

Forward Looking Statements This presentation, in addition to historical information, contains certain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements may involve significant risks and uncertainties, and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions); competitive risks to marketed products; forecasts of future operating results; availability of required financing and other sources of funds on acceptable terms, if at all; as well as those discussed in the Company's filings with the Securities and Exchange Commission. 2

Agenda 3 Executive Summary Overview and Clinical Update Strategy to Create Long-Term Stockholder Value

Executive Summary 4

Immunomedics’ Board of Directors and Management are committed to acting in the best interests of the Company and all stockholders. The Company’s top priorities are: Filing Accelerated Approval Biologic License Application (BLA) for IMMU-132 for therapy of patients with advanced triple-negative breast cancer (TNBC) in mid-2017, and gaining approval and commercialization by late 2017/early 2018 Partnering further development and commercialization of IMMU-132 to achieve best financial results for Company by gaining many cancer indications and worldwide marketing Immunomedics achieved a number of important milestones in 2016 to accomplish these goals: Gained Breakthrough Therapy designation for IMMU-132 in TNBC from the Food and Drug Administration (FDA), setting a path for accelerated approval based on the current single-arm, Phase 2, study in 100 assessable patients Extended impressive Phase 2 safety and efficacy clinical trial results of IMMU-132 in patients with metastatic TNBC, which have been submitted for publication Secured agreement from FDA and European Medicines Agency (EMA) for Phase 3 randomized control protocol, including Special Protocol Assessment (SPA) from FDA Contracted with 3 well-established contract manufacturers for commercial production of IMMU-132 Achieved timetable for the manufacturing of clinical materials for the Phase 3 confirmatory trial in TNBC Nearing completion of enrolling 100 patients into ongoing open-label Phase 2 trial by year-end 2016 (required for submission of BLA to FDA) Completed Phase 2 trial in over 50 patients with advanced, metastatic small-cell lung cancer (SCLC) Completed Phase 2 trial in over 50 patients with advanced, metastatic non-small cell lung cancer (NSCLC) Nearing completion of Phase 2 trial in over 40 patients with advanced, metastatic urinary bladder cancer (UC) Presented clinical trial results at major medical meetings 5 Executive Summary

Well positioned to execute on the Company’s strategy: The Company has to-date enrolled over 400 patients with diverse metastatic cancers, being one of the first to study patients in a Phase 1/2 "basket trial design" that tests the investigational agent in diverse cancer types, thus quickly identifying responsive tumors The Company has established a track record of positive clinical trial results in IMMU-132 across a broad range of solid cancers including TNBC, NSCLC, SCLC, & UC, and continues to pursue other cancers of clinical and commercial interest, particularly those with an unmet medical need Making progress toward achieving a number of critical near-term milestones, which are anticipated to enhance the attractiveness of IMMU-132 Plan to initiate Phase 3 Confirmatory Trial in TNBC early 2017 Submit a BLA to the FDA for accelerated approval of IMMU-132 in TNBC mid-2017 The Company has a recognized track record in gaining major patents covering its products and technologies, being awarded the Thomas A. Edison Awards in Innovation in Biotechnology by the Research and Development Council of New Jersey for 2013, 2014, 2015, and 2016 The Company has been awarded 32 U.S. patents covering composition of matter, methods, and uses of IMMU-132, and also patents in various major countries Consummate partnering deal of IMMU-132 before commencement of Phase 3 confirmatory trial; engagement of Greenhill & Co. has expedited the process of advancing negotiations with several parties interested in this agent Advance development of two other antibody-drug conjugates in the Company’s platform technology once IMMU-132 is partnered: IMMU-130 (labetuzumab govitecan), which has completed Phase 2 trials in patients with metastatic, refractive/relapsed, colorectal cancer IMMU-140, which is completed nonclinical studies in preparation for advancement to Phase 1 clinical trial in mid-2017 in patients with relapsed/refractory hematological cancers (multiple myeloma, acute myeloid leukemia, acute lymphatic leukemia, chronic lymphatic leukemia, non-Hodgkin lymphoma) – after partnering IMMU-132 Introduce the Company’s novel immuno-oncology platform technology (bispecific antibodies for dual targeting of solid cancers and patients’ circulating T cells) into Phase 1 clinical trials 6 Executive Summary (Cont’d)

Addressing stockholder needs Retained Greenhill & Co., LLC, to serve as a strategic advisor, to assist in out-licensing efforts initially related to IMMU-132 and to handle inbound interest for earlier stage assets Continue negotiations with third parties interested in licensing IMMU-132 under different potential arrangements, with goal of consummating at least one partnership by commencement of Phase 3 confirmatory trial in patients with TNBC Board of Directors actively interviewing highly qualified, experienced, and independent candidates for appointment that would be both complementary and additive to the Board The Board is undertaking succession planning with key principals, including Chairman/CSO and the CEO The Company is advancing other product candidates in cancer and autoimmune diseases, which can be translated to clinical studies once IMMU-132 is partnered and filed for approval in USA These include two additional antibody-drug conjugates for cancer therapy, and novel immuno-oncology agents for the treatment of advanced solid cancers This is consistent with not relying on a single product 7 Executive Summary (Cont’d)

Overview and Clinical Update 8

9 Overview and Financial Highlights Basic shares outstanding 106 million Market capitalization $391 million Debt (convertible senior notes) $100 million Cash, cash equivalents and marketable securities $60 million Forecast FY 2017 annual cash burn (6/30/17) $42-44 million 1 Note: Market data as of 12/9/2016; financials pro forma October 2016 financing 1 Assuming a partnership deal completed January 2017 Clinical stage biopharmaceutical company founded in 1982 and based in Morris Plains, New Jersey Develops monoclonal antibody-based products for the targeted treatment of cancer, autoimmune diseases and other serious diseases Committed to be a leading, innovative biopharmaceutical company, dedicated to improving health and quality of life with novel therapeutics for the treatment of cancer, autoimmune and other serious diseases First products marketed were 2 diagnostic imaging agents, with one still being sold outside USA Validated first-in-class antibody-drug conjugate (ADC) platform technology for solid cancer therapy Recognized to have one of the strongest pipelines and innovative science among biotechnology firms Leadership David M. Goldenberg, ScD, MD, Chairman, Chief Scientific Officer, Chief Patent Officer Cynthia L. Sullivan, MS, MBA, President and Chief Executive Officer Michael R. Garone, MBA, Chief Financial Officer William A. Wegener, MD, PhD, Chief Medical Officer

Multiple advanced clinical phase programs focused on cancers with unmet need Validated first-in-class antibody-drug conjugate (ADC) platform technology for solid cancer therapy Lead ADC (IMMU-132) granted Breakthrough Therapy Designation (BTD) from FDA in metastatic TNBC Advanced important new products and technologies in ADC space (IMMU-130 and IMMU-140), as well as immuno-oncology program being readied in 2017 for clinical translation Together, IMMU-132, IMMU-130, and IMMU-140 ADCs can potentially be used to treat ~90% of human cancers Substantial market opportunity with ~250,000 1 new cases of breast cancer in the US each year, of which ~15-20% 2 are TNBC Robust pipeline of additional novel agents progressing, including Phase 3 trial of epratuzumab in pediatric acute lymphoblastic leukemia Research partnership with Bayer, who is developing an alpha-particle radioimmunotherapeutic as a treatment of acute lymphoblastic leukemia with the Company's epratuzumab antibody; Bayer is in a clinical trial evaluating this novel therapeutic Well-positioned for critical near-term value-creating events for IMMU-132 Updated Phase 2 results in TNBC submitted for publication Complete enrollment of 100 patients into Phase 2 trial in TNBC for accelerated approval Initiate Phase 3 pivotal trial in TNBC Submission for accelerated approval in TNBC planned in mid-2017 Other Breakthrough Therapy designations being sought for IMMU-132 based on current clinical trial results Valuable asset for partnering or sale 10 Strong Foundation for Near-Term Value Creation 1 American Cancer Society. Breast Cancer Facts & Figures 2015-2016. Atlanta: American Cancer Society, Inc., 2015 2 Carey LA, Perou CM, Livasy CA, et al. Race, breast cancer subtypes, and survival in Carolina Breast Cancer Study. JAMA 295:2492-502, 2006.

11 Research/Preclinical Phase 1 Phase 2 Phase 3 Sacituzumab govitecan/IMMU-132 (anti-Trop-2-SN-38 antibody-drug conjugate) Metastatic triple-negative breast cancer FDA granted BTD Epratuzumab (humanized anti-CD22) Labetuzumab govitecan/IMMU-130 (anti-CEACAM5-SN-38 antibody-drug conjugate) Metastatic solid cancers (lung/urothelial/endometrial/prostate) Metastatic colorectal cancer Milatuzumab (anti-CD74) for autoimmune diseases IMMU-114 (anti-HLA-DR) for hematologic malignancies Veltuzumab (anti-CD20) for cancer and autoimmune diseases Other product candidates Robust Pipeline of Antibody-Based Therapies Pediatric acute lymphoblastic leukemia* * The International clinical trial on childhood relapsed acute lymphoblastic leukemia (IntReALL) is funded by the European Commission.

Potential characteristics of difficult-to-treat tumors Not responsive to prior therapies Protected by surrounding layer of connective tissue Often metastatic, even at initial diagnosis Components of IMMU’s ADC platform Highly specific MAbs that are targeted to cancer cells Specially designed “payload” drug that delivers a concentrated dose to the tumor A linker designed to release the payload at the tumor site Often utilizing MAb that has dual activity, providing an immune function, such as antibody-directed cellular cytotoxicity (ADCC) with the MAb of IMMU-132, or combining signaling functions of the IMMU-140 MAb with SN-38 cytotoxicity 12 Immunomedics’ Next Generation ADC Technology Platform Reduced toxicity Greater dose of drug to tumor Opportunity for long-term, repeated treatments Reduced toxicity and improved efficacy translates to an improved therapeutic window, resulting in a more tolerable therapy for such advanced cancer patients ADC Products - Targeting Difficult-to-Treat Tumors

What makes IMMU’s ADCs different? Highly cancer-specific antibodies based on 30 years of experience Utilize moderately potent payloads: increased therapeutic index Utilize MAb with immunotherapy functions (IMMU-132) Utilize MAb with therapeutic activity due to metabolic signaling functions (IMMU-140) Proprietary linker for rapid payload release at or inside tumor High drug-to-antibody ratio (~7.6:1) SN-38 payload Active metabolite with more potency and less toxicity than its parent compound, irinotecan (a commonly-used chemotherapy) ADC’s unique chemistry Avoids low solubility of SN-38 Selectively delivers SN-38 to the tumor reducing off-target toxicity Reduces release of glucuronidated SN-38, mitigating diarrhea, a known severe side effect of irinotecan In-house manufacturing and expertise All of the ADC product candidates, including IMMU-132, have been manufactured for the current clinical trials in the Company's own bioreactor production facilities, where it produces the antibody and conjugates the drug (SN-38) for external vialing and lyophilization Involves a team of manufacturing scientists who are experts in making this complex product according to regulatory guidelines for use in patients 13 Unique Approach to ADC Therapeutics for Cancer

Mechanism of action Binds Trop-2, which is highly expressed on many epithelial cancer cells and may be an oncogene Internalizes rapidly into target cancer cells when bound Delivers enhanced SN-38 concentrations at or in the tumor Shows immunotherapeutic action in laboratory tests Breakthrough Therapy designation from FDA in metastatic TNBC Also seeking other cancer Breakthrough Therapy designations based on encouraging Phase 2 clinical results U.S. Fast Track designation in TNBC, non-small- cell and small-cell lung cancers U.S. Orphan Drug status in small-cell lung and pancreatic cancers Awarded over 32 U.S. patents, as well as patents in key foreign countries, protecting the intellectual property of this ADC Encouraging results from Phase 1/2 reported Mild and manageable toxicity at recommended doses, lower diarrhea than irinotecan Numerous objective responses or long-term disease stabilization in heavily pretreated patients, including patients previously treated with irinotecan, topotecan, or immune checkpoint inhibitors (anti-PD-1 and anti-PD-L1) Multiple treatment cycles administered Virtually no immunogenicity detected despite repeated, long-term, therapy 14 IMMU-132 Targets a Variety of Solid Tumors

15 Meaningful responses in patients having multiple prior therapies Phase 1 / 2 clinical trials IMMU-132: Summary Efficacy (Patients with at least one post-treatment response evaluation) TNBC results as of May 2016; NSCLC and SCLC results presented at 2016 ASCO; UC results presented at PEGS Boston 2016. Cancer Type 1 Number of Patients % ORR 2 Median PFS (months) 3 % PFS Maturity Median OS (months) % OS Maturity TNBC 60 33% 5.6 81% 14.3 40% NSCLC 46 26% 3.9 48% 10.5 31% SCLC 33 24% 3.6 83% 8.1 50% UC 14 50% 6.9 59% N/A 16% 1 TNBC = triple-negative breast cancer, NSCLC = non-small cell lung cancer, SCLC = small cell lung cancer, UC = urothelial cancer 2 Objective response rate (%ORR) = (complete response + partial response)/number of patients 3 Based on number of intent-to-treat patients of 62, 54, 36 and 17 for TNBC, NSCLC, SCLC and UC, respectively Note: PFS stands for “progression-free survival” which is the length of time a patient lives with cancer and it does not become worse and OS stands “overall survival” which is the length of time from the date of diagnosis or start of treatment that patients with the disease are still alive

16 IMMU-132: Best Response from TNBC Patients 60 assessable (10 mg/kg) Objective response (CR + PR) = 33% Confirmed response (RECIST 1.1) = 28% 62 patients enrolled with 2 or more prior lines of therapy that included a taxane 2 excluded because <2 doses given. Median # prior chemotherapies = 5 (range, 2 – 12) 2 patients not shown received 1 dose and withdrew from study 1 patient was found to have brain metastases The other patient died of her disease Data on file as of May 2016 (Range, 1 – 12)

Single-arm Phase 2 study Completing the enrollment of 100 TNBC patients with at least 2 prior therapies for metastatic disease before the end of 2016 Third-party ‘blinded” confirmation of response assessment ongoing Phase 3 confirmatory trial Validation of commercial-scale manufacturing by outside CMOs in the second half of 2016 Enrollment planned to begin in the first calendar quarter of 2017 Out-licensing expected to be consummated before trial launch Selected a Clinical Research Organization (CRO) to run the Phase 3 confirmatory trial in TNBC in USA and Europe Accelerated approval application Submission is expected in mid-2017 17 IMMU-132: Updated Clinical Development in TNBC

18 Event Expected Timing (Calendar Year) Publish/present updated Phase 2 data in metastatic TNBC 4Q 2016 Complete Phase 2 patient enrollment in metastatic TNBC 4Q 2016 Submit additional breakthrough therapy applications 1Q 2017 Completion of partnering deal for IMMU-132 1Q 2017 Initiate Phase 3 pivotal trial in metastatic TNBC 1Q 2017 Submit accelerated approval application in metastatic TNBC to FDA Mid-2017 IMMU-132 Meaningful Anticipated Upcoming Events

Strategy to Create Long- Term Stockholder Value 19

Achieved critical objectives related to IMMU-132 in TNBC: Delivered positive Phase 2 clinical trial results of IMMU-132 in patients with metastatic triple-negative breast cancer (TNBC), which were presented at the 2016 SABCS and submitted for publication Achieved timetable for the manufacturing of clinical materials for the Phase 3 confirmatory trial in TNBC Nearing completion of enrolling 100 patients into ongoing open-label Phase 2 trial by year-end 2016 Achieved critical objectives related to IMMU-132 in other solid tumor indications: Completed Phase 2 trial in over 50 patients with advanced, metastatic small-cell lung cancer, with results under discussion with FDA, and to be published in a medical journal Completed Phase 2 trial in over 50 patients with advanced, metastatic non-small cell lung cancer, with results to be published and to be discussed with FDA Nearing completion of Phase 2 trial in over 40 patients with advanced, metastatic urinary bladder cancer, with results to be presented at forthcoming ASCO genitourinary cancers symposium, to be published in a medical journal, and to be discussed with FDA An oral presentation on interim results with IMMU-132 in patients with non-small-cell lung cancer was given at the 2016 meeting of the American Society of Oncology (ASCO) A poster on interim results with IMMU-132 in patients with small-cell lung cancer was presented at the 2016 meeting of the ASCO Interim results of IMMU-132 in patients with advanced urinary bladder cancer also were presented as an oral presentation at the 2016 Annual Meeting of the American Association of Cancer Research (AACR) 20 Solid Execution in 2016 Laying Foundation for Value Creation

Expanded ADC program to potentially address 90% of human cancers by incidence Created a novel IMMU-114-SN-38 conjugate (IMMU-140) for the treatment of blood cancers Preclinical study presented at the 2015 American Society of Hematology demonstrated enhanced antitumor activity over IMMU-114 in mouse models of four liquid cancers Establishing and exploring a robust pipeline of potential treatments Continuing to evaluate milatuzumab as a treatment for patients with lupus; received approval from the Department of Defense for increased budget to support the expansion of the study into a randomized, double-blind, placebo-controlled trial Developed novel bispecific antibodies that target solid cancer markers (Trop-2 and CEACAM5), showing good therapeutic activity against several cancers, such as TNBC and colorectal cancer, by targeting the host’s T cells to the tumors; prior publications showed unexpected good activity in human gastric and pancreatic cancers growing in murine models Invented an improved approach to produce bispecific antibodies (first use is in immuno-oncology) by a very simple, convenient, and less costly method, which will be used to make the Company’s first T-cell targeting bispecific antibodies that could have a major impact on immuno-oncology, as well as possibly for autoimmune disease therapy; the Company’s IP counsel plans to file this invention in early 2017 21 Solid Execution in 2016 Laying Foundation for Value Creation (Cont’d)

Enhanced executive leadership with appointment of Michael R. Garone, MBA, as Vice President, Finance, and Chief Financial Officer, in June 2016 Previously served as CFO, Corporate Secretary and interim CEO of Emisphere Technologies, Inc., a commercial stage, specialty pharmaceutical company, as interim CEO and CFO of Astralis, Ltd. and as CFO of AT&T Alascom Enhanced clinical research department by appointing William A. Wegener, MD, PhD, to Chief Medical Officer, in recognition of his long-term service and accomplishments, and adding another pharma-experienced physician to the clinical group Strengthened liquidity by $30 million through October 2016 offering of common stock and warrants Received prestigious industry recognition by the Research and Development Council of New Jersey as the 2016 winner of the prestigious Thomas A. Edison Patent Award in the Biotechnology category (fourth time lmmunomedics has won this coveted award that underscores advanced pipeline built on superior science), as well as awarded the runner-up position in the “Most Promising Clinical Candidates” category for IMMU-132 at the 2015 World ADC Congress 22 Solid Execution in 2016 Laying Foundation for Value Creation (Cont’d)

23 Strong Track Record of Clinical and Regulatory Progress Significant Regulatory Progress The Company's regulatory and clinical groups, as well as the preclinical CMC scientists, have had numerous interactions with FDA and the European EMA on the development of IMMU-132 An end-of-Phase 2 meeting with FDA on IMMU-130 has resulted in agreement on a future Phase 3 protocol design Additional clinical and scientific progress being accomplished by relatively small team of devoted employees, working with top academic clinicians and centers (e.g., Massachusetts General Hospital Cancer Center and Dana Farber Cancer Institute, Harvard, and dozens of other prestigious institutions) The Company's clinicians and scientists authored the first clinical paper on the Phase 1 results in TNBC of IMMU-132 with its clinical investigators in Clinical Cancer Research in 2015, and early Phase 1 results of IMMU-132 in urinary bladder cancer in Clinical Genitourinary Cancer in early 2016 Company scientists also published an invited review of antibody-drug conjugates in Expert Opinion in Biological Therapy in 2016, and have published numerous other articles in prominent cancer journals on its ADC technology and in particular on IMMU-132 in the last 3 years A manuscript on the publication of the Phase 1/2 clinical results of IMMU-130 in heavily-treated patients with metastatic colorectal cancer is in preparation Interim results of IMMU-130 in patients with advanced colorectal cancer were presented orally at the 2016 Annual Meeting of the American Association of Cancer Research (AACR) A poster-discussion presentation on interim results with IMMU-132 in patients with triple-negative breast cancer was made at the 2015 meeting of the San Antonio Breast Cancer Symposium (SABCS); this was updated at the 2016 SABCS The Company's Chief Scientific Officer/Chairman has given several invited lectures on IMMU-132 at national and international meetings held in the last 2 years The Company has made these many accomplishments while controlling spending to less than $5 million per month and operating with about 145 employees, of which more than 50 hold M.D., Ph.D. or other advanced degrees

Immunomedics has made strong progress toward achieving a number of critical near-term milestones, including: Preparing to submit a Biological License Application (BLA) to the FDA for accelerated approval for IMMU-132 for patients with metastatic TNBC in mid-2017 Nearing completion of enrolling 100 TNBC patients into the ongoing Phase 2 clinical trial of IMMU-132 by year-end 2016 Presented three posters, including an update on Phase 2 clinical results of IMMU-132 in TNBC patients as well as preclinical results in regards to the Company’s immuno-oncology technology, at the San Antonio Breast Cancer Symposium in December 2016 Presenting interim results of Phase 2 clinical trials of IMMU-132 for patients with urinary bladder cancer at a symposium on genitourinary cancers to be held in early 2017 Continuing preclinical development of a new antibody-drug conjugate, IMMU-140, as a therapeutic for five different blood cancers (NHL, CLL, ALL, AML, MM); poster presented at 2016 meeting of American Society of Hematology (ASH) Pursuing licensing and other strategic activities with regard to IMMU-132 and other clinical and preclinical pipeline drug development candidates, as well as platform technologies, with the support of Greenhill & Co. as its financial advisor Initiation of Phase 3 Confirmatory Trial in TNBC during early 2017 Potential for Breakthrough Therapy Designation in SCLC, NSCLC & UC Once IMMU-132 is partnered, the Company could then advance many other preclinical assets into clinical development and even other licensing arrangements; licensing discussions involving some of these other assets are in fact ongoing 24 Clear Strategy for Continued Value Creation